Exhibit 99.1

N E W S R E L E A S E	Cinergy Corp. 139 East Fourth Street P.O. Box 960 Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-543-7489 (c)
Angeline Protogere 317-838-1338 (w) 317-367-3306 (p)

Investor contact:	Brad Arnett 513-287-3024

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE — April 28, 2005

CINERGY REPORTS FIRST QUARTER EARNINGS;

REAFFIRMS 2005 EARNINGS GUIDANCE

Webcast of Analyst Conference Call Scheduled Today for 9:00 a.m. EDT

CINCINNATI — Cinergy Corp. (NYSE:CIN) today reported net income for the first quarter of 2005 of $117 million, or $0.60 per share on a diluted basis, compared with net income of $103 million, or $0.57 per share on a diluted basis in the first quarter of 2004.

Earnings for the first quarter of 2005 were negatively impacted by ($0.12) per share resulting from the recognition of unrealized mark-to-market losses on power and gas contracts that hedge gas storage and generation assets.  These contracts, which are economic power and gas hedges, do not meet the accounting requirements to qualify for either accrual accounting or cash flow hedge accounting.

Excluding these impacts, adjusted earnings for the first quarter of 2005 were $0.72 per share, compared with $0.63 per share for the first quarter of 2004.  In the first quarter of 2004, earnings were impacted by gains from similar unrealized mark-to-market adjustments of $0.05 per share and an ($0.11) per share impairment charge related to a certain technology investment.

Cinergy uses adjusted earnings internally for analysis of performance and for reporting results to the Board of Directors to provide a more meaningful representation of Cinergy’s fundamental earnings power.  The company also uses adjusted earnings when communicating its earnings outlook to analysts and investors.

“Our first quarter adjusted results were below our expectations due to milder weather and the timing of certain operating costs,” said James E. Rogers, chairman, president and chief executive officer of Cinergy.  “Due to strong results in our wholesale power businesses during the first quarter and recently approved price increases to retail customers, we believe we are on track to meet our previously announced earnings guidance of $2.70 to $2.85 per share in 2005, excluding the mark-to-market effect of power and gas contracts that hedge gas storage and generation assets.”

Business Segment Results

First quarter earnings from the Commercial Businesses segment were $0.23 per share in 2005 compared with $0.25 in the same period in 2004.  Excluding the ($0.12) per share impact in 2005 and the $0.05 per share impact in 2004 resulting from the unrealized mark-to-market effects of the power and gas contracts discussed above, the segment’s earnings were $0.35 per share, compared with $0.20 per share from a year earlier.  The segment realized increased margins through strong performances from portfolio optimization activities and power marketing, trading and origination.  Higher generation margins were partially offset by increases in fuel costs that are not yet reflected in the prices charged to residential and non-retail customers.

First quarter earnings from the Regulated Businesses segment were $0.39 per share in 2005, compared with $0.44 per share from a year earlier.  The decrease in earnings was due to milder weather, increased operation and maintenance expense, higher financing costs, and higher depreciation expense, which resulted from increased plant in service and higher depreciation rates associated with PSI Energy’s recent electric rate increase.   Partially offsetting these decreases was an increase in electric gross margins resulting from the rate increase for PSI Energy.

The Power Technology and Infrastructure Services segment lost ($0.02) per share, as compared to a ($0.01) per share loss from the prior year, excluding the previously-discussed impairment charge.

Other Activities

In the first quarter, CG&E filed a rate application with the Public Utilities Commission of Ohio seeking a $78 million increase for electric distribution service in Ohio.  Hearings are expected to occur in the fall with the increase expected to take effect in January 2006.

In February, The Union Light, Heat and Power Company filed with the Kentucky Public Service Commission for an increase in natural gas distribution rates of approximately $14 million.  Hearings are scheduled to take place in August, and an order is expected in the fourth quarter of 2005.

Cinergy Solutions signed an agreement to design, build, own, operate and maintain a new steam generating plant to serve Union Carbide’s South Charleston, W.Va., Technology Park.  When completed, the new facility will serve more than 380 laboratories at the technology park.  Union Carbide is a wholly owned subsidiary of Dow Chemical Company and joins Cinergy Solutions’ list of major industrial clients across the country.

The U.S. Department of Labor honored Cinergy with its highest award, the Secretary of Labor’s Opportunity Award, for the company’s innovative programs and initiatives to promote equal opportunity for all applicants and employees.  The award was presented to Cinergy CEO Rogers on March 17, 2005 at a ceremony in Washington, D.C., hosted by the Labor Department’s Office of Federal Contract Compliance Programs.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated public utilities in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated company owns 7,000 megawatts of generation. Cinergy’s competitive commercial businesses have 6,300 megawatts of generating capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  Cinergy’s integrated businesses make it a Midwest leader in providing both low-cost generation and reliable electric and gas service.

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.  These forward-looking statements are identified by terms and phrases such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted.  Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to, unanticipated weather conditions; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes in costs; environmental incidents, including costs of compliance with existing and future environmental requirements; electric transmission or gas pipeline system constraints; legislative and regulatory initiatives; additional competition in electric or gas markets and continued industry consolidation; financial or regulatory accounting principles; political, legal, and economic conditions and developments in the countries in which we have a presence; changing market conditions and other factors related to physical energy and financial trading activities; the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; availability of, or cost of, capital; employee workforce factors; delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures; and costs and effects of legal and administrative proceedings, settlements, investigations, and claims.  Please refer to the company’s SEC filings for additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.  The Company undertakes no obligation to update the information contained herein.

Following are summaries of Cinergy’s unaudited consolidated financial information for the first quarter.